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Exhibit 11

                               Xerox Corporation

Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                             Three months        Nine Months
                                         ended September 30, ended September 30,
                                             1999      1998     1999      1998

I. Basic Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    339  $    381 $  1,130 $     (29)
  Accrued dividends on ESOP preferred
   stock, net                                  (9)      (11)     (29)      (34)
  Adjusted income (loss)from
    continuing operations                     330       370    1,101       (63)
  Discontinued operations                       -         -        -      (190)
  Adjusted net income (loss)             $    330  $    370 $  1,101 $    (253)

  Average common shares outstanding
    during the period                     663,409   655,310  661,094   655,476
  Common shares issuable with respect
    to exchangeable shares                  1,078     3,300    1,739     3,300
  Adjusted average shares outstanding
    for the period                        664,487   658,610  662,833   658,776

  Basic earnings (loss) per share:
    Continuing operations                $   0.50  $   0.56  $  1.66  $  (0.10)
    Discontinued operations                     -         -        -     (0.29)
  Basic earnings per share               $   0.50  $   0.56  $  1.66  $  (0.39)


II. Diluted Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    339  $    381 $   1,130 $    (29)
  ESOP expense adjustment, net of tax           1         1         5        -
  Interest on convertible debt,
    net of tax                                  4         4        12        -
  Accrued dividends on ESOP preferred
    stock, net                                  -         -         -      (34)
  Adjusted income (loss) from
   continuing operations                      344       386     1,147      (63)
  Discontinued operations                       -         -         -     (190)
  Adjusted net income (loss)             $    344  $    386 $   1,147  $  (253)

  Average common shares outstanding
    during the period                     663,409   655,310   661,094   655,476
  Stock options, incentive and
    exchangeable shares                    10,403    13,070    12,028     3,300
  Convertible debt                         13,191    13,190    13,191         -
  ESOP preferred stock                     52,159    53,622    52,159         -
  Adjusted average shares outstanding
    for the period                        739,162   735,192   738,472   658,776

  Diluted earnings (loss) per share:
    Continuing operations                $   0.47  $   0.53  $   1.55  $ (0.10)
    Discontinued operations                     -         -         -    (0.29)
  Diluted earnings per share             $   0.47  $   0.53  $   1.55 $  (0.39)